Exhibit 99.(a)(1)(C)

LIFEPOINT HOSPITALS, INC.

SUPPLEMENT NO. 2 TO COMPANY NOTICE

FOR

3.25% Convertible Senior Subordinated Debentures due 2025

CUSIP Number: 53219LAG4

Reference is made to the Indenture, dated as of August 10, 2005 (the “Indenture”), between LifePoint Hospitals, Inc., a Delaware corporation, as Issuer (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as successor trustee to Citibank, N.A., a national banking association, (the “Trustee”), and the Company Notice for 3.25% Convertible Senior Subordinated Debentures due 2025, dated January 17, 2013 (the “Original Notice”), as amended and supplemented by Supplement No. 1 to Company Notice, dated January 30, 2013 (as amended and supplemented, the “Company Notice”) relating to the right of each holder (“Holder”) of the Company’s 3.25% Convertible Senior Subordinated Debentures due 2025 (the “Debentures”), to sell, and the obligation of the Company to purchase, the Debentures as set forth in the Company Notice and the related notice materials filed as exhibits to the Tender Offer Statement on Schedule TO filed with the United States Securities and Exchange Commission (“SEC”) on January 17, 2013, as amended by the Amendment No. 1 to Schedule TO, filed with the SEC on January 30, 2013 (which Company Notice and related notice materials, as amended or supplemented from time to time, collectively constitute the “Repurchase Option”).

This Supplement No. 2 to Company Notice for 3.25% Convertible Senior Subordinated Debentures due 2025, dated February 7, 2013 (this “Supplement”), amends, modifies, supplements and supersedes certain information included in the Company Notice as detailed below. This Supplement should be read in conjunction with the Company Notice. Except for changes described herein, all other terms of the Company Notice remain the same.

To exercise your option to have the Company purchase your Debentures and receive the Purchase Price, you must validly surrender the Debentures and deliver a duly executed Purchase Notice in the form attached to the Original Notice as Annex A, if applicable, prior to 11:59 p.m. (New York City time) on the Expiration Date. Debentures surrendered for purchase may be withdrawn at any time prior to 11:59 p.m. (New York City time) on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached to the Original Notice as Annex B, if applicable, or otherwise in accordance with Section 16.03 of the Indenture. The right of Holders to surrender their Debentures for purchase in the Repurchase Option expires at 11:59 p.m. (New York City time) on the Expiration Date.

The Trustee, Paying Agent and the Conversion Agent is:

The Bank of New York Mellon Trust Company, N.A.

By Mail: The Bank of New York Mellon Trust Company, N.A. c/o The Bank of New York Mellon Corporate Trust Operations - REORG 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Adam DeCapio

By Hand and Express Delivery:

The Bank of New York Mellon Trust

Company, N.A.

c/o The Bank of New York Mellon

Corporate Trust Operations - REORG

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Adam DeCapio

By Facsimile: (732) 667-9408 Attention: Adam DeCapio For Information: (315) 414-3360

Additional Copies of this Supplement and the Company Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated February 7, 2013

The following information amends, modifies, supplements and supersedes certain information included in the Company Notice. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Company Notice.

Summary Term Sheet

(a)	The answer to the question “How will the Company fund the purchase of the Debentures?” in the Summary Term Sheet on page 1 of the Company Notice is hereby amended and restated as follows:

“We intend to purchase the Debentures using availability under our new Incremental Term B Loans (as defined below) established pursuant to the Incremental Facility Amendment No. 1, dated February 6, 2013, by and among us, the lenders party thereto, Citibank, N.A., as administrative agent and consented to by Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as lead arrangers, to the Original Credit Agreement (as defined below). If sufficient funds are not available under the Incremental Term B Loans on the Purchase Date, we intend to use cash on hand and/or availability under our existing Revolving Credit Facility (as defined below) to purchase the Debentures. (Section 2.3)”

Section 2.3 Source of Funds.

(a)	The first sentence of the first paragraph of Section 2.3 “Source of Funds” on page 6 of the Company Notice is hereby amended and restated as follows:

“In the event any Debentures are surrendered and accepted for payment, we intend to use availability under our new Incremental Term B Loans (as defined below) to purchase the Debentures. If sufficient funds are not available under the Incremental Term B Loans on the Purchase Date, we intend to use cash on hand and/or availability under our existing Revolving Credit Facility (as defined below) to purchase the Debentures.”

(b)	The heading “Original Credit Agreement and Revolving Credit Facility.” is hereby inserted before the first sentence of the second paragraph in Section 2.3 “Source of Funds” on page 6 of the Company Notice.

(c)	The defined term “Credit Agreement” in the second paragraph of Section 2.3 “Source of Funds” on page 6 of the Company Notice is hereby changed to “Original Credit Agreement.” Accordingly, all references to “Credit Agreement” in such paragraph are hereby changed to “Original Credit Agreement.”

(d)	The following is hereby inserted after the second paragraph in Section 2.3 “Source of Funds” on page 6 of the Company Notice:

“Incremental Term B Loans. On February 6, 2013, the Company entered into an Incremental Facility Amendment No. 1 (the “Amendment” and, together with the Original Credit Agreement, the “Amended Credit Agreement”) by and among the Company, the lenders party thereto, Citibank, N.A., as administrative agent and consented to by Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as lead arrangers, to the Original Credit Agreement, providing for incremental term loans (the “Incremental Term B Loans”) of up to $325.0 million. The Amended Credit Agreement is expected to close and fund on or about February 14, 2013, subject to delivery of customary closing documentation.

The proceeds of the Incremental Term B Loans will be used to repurchase the Debentures pursuant to the Repurchase Option, to fund any subsequent redemption by the Company of the Debentures and for general corporate purposes. The Company currently intends, subject to market conditions, to redeem the Debentures that remain outstanding following the expiration of the Repurchase Option (See Section 2.6).

The Incremental Term B Loans mature in July 2017; provided that the Incremental Term B Loans will be repaid in quarterly installments, commencing on March 31, 2013, in an amount equal to 0.25% of the aggregate principal amount of all Incremental Term B Loans, with the remaining outstanding balance paid at maturity. The Incremental Term B Loans bear interest at a rate equal to either the ABR or LIBOR from time to time in effect, at the Company’s option, plus an applicable margin above the specified index as follows: (i) in the case of borrowings accruing interest at a rate based on ABR, ABR plus an applicable margin of 1.50% per annum, and (ii) in the case of borrowings accruing interest at a rate based on LIBOR, LIBOR plus an applicable margin of 2.50% per annum. The Company expects that the Incremental Term B Loans will initially bear interest at a rate based on 1-month adjusted LIBOR.

The Company may prepay the Incremental Term B Loans at any time prior to the six-month anniversary of the loans, subject to a 1% prepayment premium if such prepayment is made from proceeds of long-term bank debt financing having an effective interest rate or weighted average yield that is less than the interest rate for or weighted average yield of such Incremental Term B Loans. The Company may prepay the Incremental Term B Loans at any time after the six-month anniversary of the loans without any prepayment premium. The Amended Credit Agreement is guaranteed, on a senior basis, by the subsidiaries of the Company that guarantee the Original Credit Agreement and is secured by the collateral that secures the Original Credit Agreement. The Incremental Term B Loans will rank pari passu with the term loans outstanding immediately prior to the effective date of the Amendment. Except as modified by the Amendment as described herein, all other material terms and conditions of the Amended Credit Agreement are substantially the same as the material terms and conditions of the Original Credit Agreement.”

Section 2.6 Optional Redemption.

(a)	The following is hereby inserted after the final sentence of Section 2.6 “Optional Redemption” on page 7 of the Company Notice:

“Thereafter, the Company currently intends, subject to market conditions, to redeem the Debentures that remain outstanding after the expiration of the Repurchase Option.” There can be no assurance as to whether or when the Company will redeem any Debentures.

Section 9 Purchase of Debentures by the Company and its Affiliates.

(a)	The second and third sentences of Section 9 “Purchase of Debentures by the Company and its Affiliates” on page 12 of the Company Notice are hereby deleted and replaced with the following:

“Thereafter, the Company currently intends, subject to market conditions, to redeem the Debentures that remain outstanding. There can be no assurance as to whether or when the Company will redeem any Debentures. In addition, we and our affiliates may redeem Debentures or purchase Debentures in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to redeem or purchase Debentures after the Repurchase Option, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures surrendered for purchase pursuant to the Repurchase Option, the market price of our Common Stock, our business and financial position and general economic and market conditions.”

Section 12 Additional Information.

(a)	The third paragraph under Section 12 “Additional Information” on page 15 of the Company Notice is hereby amended to incorporate by reference the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2013.

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